FOR IMMEDIATE RELEASE

CONTACTS:
Investors - Scott Pond (801) 345-2657, spond@nuskin.com
Media - Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD THIRD-QUARTER 2012 RESULTS
Company Increases 2012 Guidance
PROVO, Utah - Oct. 31, 2012 - Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record third-quarter results with revenue of $526.2 million, a 23 percent improvement over the prior-year period. Revenue was negatively impacted 3 percent from foreign currency fluctuations. Earnings per share for the quarter were $0.87, a 21 percent year-over-year improvement. Additionally, the company announced that it is increasing its full-year 2012 revenue guidance to $2.11 billion, a 21 percent growth rate over 2011.

"By continuing to execute on our business strategy, we were able to generate another record quarter, putting us on track to reach a milestone of more than $2 billion in annual revenue in 2012," said Truman Hunt, president and chief executive officer. "The quarter was highlighted by healthy trends in all of our regions, strong demand for our anti-aging products and growth in our customer base and sales force.

"We were particularly pleased with local-currency growth in Japan and South Korea. This growth reflects increased distributor activity in anticipation of the October limited-time-offer of our ageLOC Body Spa and related products. Our South Asia/Pacific and Greater China regions generated solid local-currency growth of 53 and 64 percent, respectively. The Americas and Europe regions also reported healthy gains with approximately 20 percent year-over-year local-currency growth," continued Hunt.

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

"Building on our momentum, we held successful regional conventions in the United States, Japan and Europe in the month of October. We are encouraged by the sales activity we are experiencing in both emerging and more mature markets and we expect to continue to sustain growth in 2013. We also continue to improve the execution of our product launches, strengthen our future product pipeline, and generate healthy growth throughout the world."

Regional Results
North Asia. Third-quarter revenue in North Asia was $184.7 million, compared to $184.3 million for the same period in 2011. The region's results were negatively impacted approximately 2 percent from foreign currency fluctuations. Japan local-currency revenue improved 1 percent while South Korea experienced local-currency revenue growth of 6 percent. The number of executives in the region was up 2 percent while the number of actives improved 1 percent.

Greater China. Third-quarter revenue in Greater China increased 64 percent to $136.6 million, compared to $83.4 million in the prior-year period. Foreign currency fluctuations did not materially impact revenue in the region. Local-currency revenue in Mainland China improved 60 percent over the same quarter in 2011. Third-quarter revenue in Hong Kong and Taiwan included $13.6 million and $7.2 million, respectively, from limited-time offers in the second quarter. The sales leader count in the region improved 51 percent, while the number of actives increased by 38 percent compared to the prior-year.

South Asia/Pacific. Revenue in South Asia/Pacific was $91.1 million, a 47 percent improvement compared to the prior year. Sales in the quarter were negatively impacted 5 percent by foreign currency fluctuations. Limited-time offers generated $29.3 million in revenue during the third quarter. The region's third-quarter executive count improved 22 percent while the active count increased 14 percent compared to the same period in 2011.

Americas. Revenue in the Americas improved 19 percent to $70.5 million, compared to $59.4 million in the prior-year period. The United States posted a 15 percent revenue increase during the quarter. The number of executives improved 14 percent while the number of actives remained approximately even with the prior year.

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

Europe. Revenue in Europe was $43.2 million, a 9 percent improvement over the prior-year period. Results in the region were negatively impacted 14 percent by foreign currency fluctuations. Executives and actives in Europe increased 23 and 12 percent, respectively, compared to the prior year.

Operational Performance
The company's operating margin remained strong at 15.7 percent for the quarter, level with the prior year. Gross margin during the quarter was 83.5 percent, consistent with the prior year. Selling expenses, as a percent of revenue, were 44.8 percent in the third quarter, representing a 180 basis-point increase. The increase is driven by accelerated sales growth in many of our markets, due in part to successful product launches and a higher number of sales leaders qualifying for promotional incentives. General and administrative expenses, as a percent of revenue, were 23.1 percent, improving 180 basis-points over the prior year. Other income and expenses reflected a gain of $1.2 million compared to a loss of $6.9 million in the prior year.
The company's income tax rate for the quarter was 35.2 percent compared to 22.4 percent in the prior-year period. The lower rate in the previous year was primarily attributable to a one-time tax benefit. The company's cash and short-term investment position at the end of the quarter was $337.7 million. Dividend payments during the quarter were $11.9 million, and the company repurchased $66.3 million of its outstanding shares. The company has repurchased nearly $180 million of its outstanding shares in 2012.
Outlook
 "Based on the strength of our business and the growth of our global sales force, we are raising our expectations for the fourth quarter and full year," said Ritch Wood, chief financial officer. "We expect fourth quarter revenue to be in the $520 million to $530 million range, which increases our annual revenue guidance to $2.10 billion to $2.11 billion. Fourth quarter revenue guidance anticipates a 2 percent negative impact from foreign currency fluctuations. We expect earnings per share to be $0.78 to $0.82 for the fourth quarter, and $3.33 to $3.37 for the year."

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

"We continue to invest in a number of initiatives that we believe will sustain business growth, including our anti-aging product pipeline, sales force development, as well as focus on emerging markets," said Hunt. "We look forward to sharing the details of our future plans with shareholders on November 14th at our annual analyst and investor day, where we will also provide our 2013 financial guidance and an update regarding our accelerated timeline to hit our $4.00 per share earnings target."

The company's management will host a webcast with the investment community on Oct. 31, at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises' website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Nov. 23, 2012.
About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC® suite of products including the ageLOC® R2 nutritional supplement, ageLOC® Galvanic Spa System and ageLOC® Galvanic Body Spa™, as well as the ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and has more than 900,000 active distributors and preferred customers. Nu Skin is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

Please note: This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these terms and other comparable terminology. Forward-looking statements include, but are not limited to, statements relating to: (i) management's positive outlook for the company; (ii) management's expectations regarding the company's initiatives, strategies and new products; and (iii) management's projections regarding revenue, earnings per share and the impact of foreign currency fluctuations. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: (a) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (b) challenging economic conditions globally; (c) risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations; (d) risks associated with general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors; (e) regulatory risks associated with the company's products, which could inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device; (f) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company's business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (g) adverse publicity related to the company's business, products, industry or any legal actions or complaints by distributors or others; (h) any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and (i) continued competitive pressures in the company's markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.
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Nu Skin Enterprises, Inc.
Oct. 31, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2012 and 2011
(in thousands, except per share amounts)

	2012	2011
Revenue:
North Asia	$184,743	$184,322
Greater China	136,633	83,367
South Asia/Pacific	91,124	61,819
Americas	70,479	59,407
Europe	43,203	39,501
Total revenue	526,182	428,416

Cost of sales	86,768	70,631

Gross profit	439,414	357,785

Operating expenses:
Selling expenses	235,701	184,203
General and administrative expenses	121,346	106,369
Total operating expenses	357,047	290,572

Operating income	82,367	67,213

Other income (expense), net	1,239	(6,879)
Income before provision for income taxes	83,606	60,334
Provision for income taxes	29,430	13,536

Net income	$54,176	$46,798

Net income per share:
Basic	$0.91	$0.75
Diluted	$0.87	$0.72

Weighted average common shares outstanding:
Basic	59,780	62,285
Diluted	62,060	64,708

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2012 and 2011
(in thousands, except per share amounts)

	2012	2011
Revenue:
North Asia	$544,638	$546,853
Greater China	428,972	231,364
South Asia/Pacific	266,789	170,977
Americas	208,585	175,091
Europe	132,435	124,402
Total revenue	1,581,419	1,248,687

Cost of sales	258,108	242,453	(1)

Gross profit	1,323,311	1,006,234

Operating expenses:
Selling expenses	705,599	536,845
General and administrative expenses	365,770	311,223
Total operating expenses	1,071,369	848,068

Operating income	251,942	158,166

Other income (expense), net	1,505	(7,428)
Income before provision for income taxes	253,447	150,738
Provision for income taxes	91,035	46,931

Net income	$162,412	$103,807

Net income per share:
Basic	$2.65	$1.67
Diluted	$2.55	$1.61

Weighted average common shares outstanding:
Basic	61,265	61,998
Diluted	63,742	64,408

(1)    Includes $32.8 million related to an adverse decision in the Japan customs litigation.

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$321,929	$272,974
Current investments	15,804	17,727
Accounts receivable	42,293	31,615
Inventories, net	137,052	112,111
Prepaid expenses and other	88,001	95,660
	605,079	530,087

Property and equipment, net	194,609	149,505
Goodwill	112,446	112,446
Other intangible assets, net	76,920	83,333
Other assets	126,669	115,585
Total assets	$1,115,723	$990,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,181	$32,181
Accrued expenses	230,507	180,382
Current portion of long-term debt	28,926	28,608
	300,614	241,171

Long-term debt	182,752	107,944
Other liabilities	81,966	67,605
Total liabilities	565,332	416,720

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	310,868	292,240
Treasury stock, at cost	(694,529)	(522,162)
Retained earnings	992,418	866,632
Accumulated other comprehensive loss	(58,457)	(62,565)
	550,391	574,236
Total liabilities and stockholders' equity	$1,115,723	$990,956

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Nu Skin Enterprises, Inc.
Oct. 31, 2012

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of September 30, 2012		As of September 30, 2011		% Increase (Decrease)
	Active	Executive	Active	Executive	Active	Executive

North Asia	336,000	15,603	333,000	15,303	0.9%	2.0%
Greater China	188,000	16,269	136,000	10,801	38.2%	50.6%
South Asia/Pacific	105,000	5,880	92,000	4,809	14.1%	22.3%
Americas	166,000	5,831	166,000	5,106	−	14.2%
Europe	118,000	4,581	106,000	3,732	11.3%	22.7%

Total	913,000	48,164	833,000	39,751	9.6%	21.2%

"Actives" include our independent distributors and preferred customers who have purchased products for resale or personal consumption during the previous three months.
"Executive Distributors" include our independent distributors, who have completed and maintain certain qualification requirements, and our qualified sales employees and contractual sales promoters in China.